Gentry Resources, Inc.
                                5076 Angus Drive
                   Vancouver, British Columbia, Canada V6M 3M5
                               tel. (604) 269-9881

December 19, 2002

U. S. Securities and Exchange Commission
450 5th Street  N.W.
Washington, D.C.  20549

Ladies  and  Gentlemen:

                    WITHDRAWAL OF PREVIOUSLY FILED FORM 15
                    ______________________________________

Ref:                Gentry Resources, Inc.
                    Withdrawal of previously filed Form 15-12G
                    Commission File Number  000-29919
                    CIK 0001076478

     Gentry Resources, Inc. (the "Company") hereby withdraws it previously filed Form 15. The Form 15 had previously been filed on December 3, 2002.

     Please DO NOT delist the Company's common stock.



                                            (signed) __________________________
                                            By: /s/ Michael Kirsh
                                            Michael Kirsh, President


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